Exhibit 15

Crowe Horwath LLP Independent Member Crowe Horwath International

August 4, 2014

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE JUNE 30, 2014 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated August 4, 2014, on our reviews of the interim financial information of TrustCo Bank Corp NY as of and for the three and six month periods ended June 30, 2014 and 2013, included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2014, is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867), Form S-3 (No. 333-194923), and Form S-3 (No. 333-196127).

Yours very truly,

/s/ Crowe Horwath LLP